Exhibit 5.1

May 9, 2024

Hamilton Beach Brands Holding Company

4421 Waterfront Drive

Glen Allen, Virginia 23060

Re:	Registration Statement on Form S-8 Filed by Hamilton Beach Brands Holding Company

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the amendment and restatement of the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 9, 2024) (the “Plan”). In my capacity as counsel for the Company, I have (or a member of my staff has) examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the additional 400,000 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Lawrence K. Workman, Jr.
Lawrence K. Workman, Jr.
Senior Vice President, General Counsel and Secretary

Hamilton Beach Brands Holding Company

4421 Waterfront Drive, Glen Allen, Virginia 23060